QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.6

PROXY SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF VGX PHARMACEUTICALS, INC.
FOR A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD                        , 2009

        The undersigned stockholder of VGX Pharmaceuticals, Inc. ("VGX") hereby appoints J. Joseph Kim and Young Park, and each or either of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of VGX that the undersigned would be entitled to vote at the special meeting of stockholders to be held at the                                    , at            :00            .m., local time, on                        , 2009, and at any adjournment, postponement or continuation thereof, as fully as the undersigned could if personally present. The undersigned hereby directs that this proxy be voted as specified on the reverse side.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING. IF NO CHOICE IS INDICATED ON THE REVERSE SIDE HEREOF, SUCH SHARES WILL BE VOTED FOR PROPOSAL NO. 1. IF A CHOICE IS MADE, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE CHOICE SO INDICATED.

        This appointment of proxy confers certain discretionary authority described in the accompanying joint proxy statement/prospectus. Either of said attorneys and appointments of proxy present at the special meeting, or if one shall be present, then that one, may exercise all the powers hereunder.

Please sign and date on reverse side.

SEE REVERSE SIDE

The board of directors recommends a vote FOR the Proposal No. 1.

	For	Against	Abstain
1. To consider and vote upon a proposal to approve a business combination pursuant to an Amended and Restated Agreement and Plan of Merger dated December 5, 2008, as further amended on March 31, 2009, among Inovio Biomedical Corporation ("Inovio"), its wholly-owned subsidiary Inovio Acquisition, LLC ("Submerger") and VGX, whereby VGX will merge with and into Submerger, with Submerger as the surviving entity, and Inovio will issue shares of its common stock to VGX stockholders in exchange for all outstanding shares of common stock of VGX and assume all outstanding VGX options, warrants and, on a consolidated basis, convertible debt, on the terms and conditions set forth in the accompanying joint proxy statement/prospectus.	☐	☐	☐
2. Upon such other matters as may properly come before our special meeting or any adjournment, postponement or continuation of our special meeting.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please be sure to sign and date this proxy in the box below.

Date:

Stockholder sign above	Co-holder (if any) sign above

QuickLinks

  Exhibit 99.6
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VGX PHARMACEUTICALS, INC. FOR A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD , 2009
  SEE REVERSE SIDE